Exhibit 10.2

January 11, 2017

Timothy M. Janke

5625 Patrician Way

Winnemucca, NV 89445

Re: Amendment to Offer of Employment

Dear Tim:

This letter serves to document the agreed terms of the amendment and extension of the term of the Severance and Change in Control Compensation provision between you and Pershing Gold Corporation outlined in your Offer of Employment letter dated as of August 27, 2014.

Severance and Change in Control: The Severance and Change in Control paragraph of the Offer of Employment letter dated August 27, 2014 is hereby amended as follows:

Severance and Change in Control: The first paragraph of this section shall be deleted in its entirety and replaced with the following language:

Amended and Extended Severance and Change in Control benefits, shall be effective as of January 11, 2017 and shall expire on December 31, 2017; provided, however, that the expiration of this agreement shall not affect the Employee’s rights to receive any payments or benefits otherwise due as a result of a Separation from Service occurring prior to the expiration of this agreement. The terms offered in this letter may only be extended upon mutual, written agreement among the parties to this letter. In the event you remain employed beyond August 27, 2017, your employment with the Company will continue to on an at-will basis.

Please acknowledge your acceptance by signing in the space provided.

PERSHING GOLD CORPORATION	Accepted and agreed this 11th day of January 2017.

By:	/s/ Stephen D. Alfers	/s/ Timothy M. Janke
	Stephen D. Alfers	Timothy M. Janke
	President and CEO	COO